April 29, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Putnam Small Cap Value Fund, a series of Putnam Investment Funds (Investment Company Act file number 811-07237) (the “Fund”) and, under the date of April 6, 2020, we reported on the statement of assets and liabilities, including the fund’s portfolio as of February 29, 2020, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years or periods in the five-year period then ended. On April 3, 2020, based upon request of the Putnam Funds, we resigned our appointment as independent public accountant, effective upon completion of our audit with respect to the Fund’s financial statements for its fiscal year ended February 29, 2020, and the issuance of our report thereon.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated April 29, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statements that the Audit, Compliance and Distributions Committee of the Trustees of the Fund (1) approved and recommended the decision to change independent accountants; and (2) approved and recommended the decision to appoint PricewaterhouseCoopers LLP as the Fund’s independent accountant.

Very truly yours,

/s/ KPMG LLP